EXHIBIT 99.6

1999 EMPLOYEE SHARE PURCHASE PLAN

Adopted September 16, 1999

1. ESTABLISHMENT OF PLAN

Merant plc (the “Company”) proposes to grant options to acquire the Company’s ordinary shares of 2p each to eligible employees of the Company and its Subsidiaries (as hereinafter defined) pursuant to this Merant plc 1999 Employee Share Purchase Plan (this “Plan”). For purposes of this Plan, “Parent Corporation” and “Subsidiary” (collectively, “Subsidiaries”) shall have the same meanings as “parent corporation” and “subsidiary corporation” in Sections 424(e) and 424(f), respectively, of the US Internal Revenue Code of 1986, as amended (the “Code”). The Company intends the Plan to qualify as an “employee stock purchase plan” under Section 423 of the Code (including any amendments to or replacements of such section), and the Plan shall be so construed. Any term not expressly defined in the Plan but defined for purposes of Section 423 of the Code shall have the same definition herein. Shares made available under the Plan shall not be made by way of subscription. Upon the Plan’s adoption up to 1,000,000 of the Company’s ordinary shares may be issued to employees under the Plan. The number of shares issuable to employees under the Plan shall be increased annually, beginning January 1, 2001, by an amount equal to 1% of the outstanding ordinary shares of the Company on the last day of the immediately preceding calendar year; provided, however, that the aggregate number of shares that may be issued under this Plan shall not exceed 20,000,000 shares. Such numbers shall be subject to adjustments effected in accordance with Section 14 of the Plan.

2. PURPOSES

The purpose of the Plan is to provide employees of the Company and of Subsidiaries designated from time to time by the Board of Directors of the Company (the “Board”) as eligible to participate in the Plan with a convenient means of acquiring an equity interest in the Company through payroll deductions, to enhance such employees’ sense of participation in the affairs of the Company and Subsidiaries, and to provide an incentive for continued employment.

3. ADMINISTRATION

This Plan may be administered by the Board or a committee appointed by the Board (the “Committee”). As used in this Plan, references to the “Committee” shall mean either such committee or the Board if no committee has been established. Subject to the provisions of the Plan and the limitations of Section 423 of the Code or any successor provision in the Code, all questions of interpretation or application of the Plan shall be determined by the Committee and its decisions shall be final and binding upon all participants. Members of the Committee shall receive no compensation for their services in connection with the administration of the Plan, other than standard fees as established from time to time by the Board for services rendered by Board members serving on Board committees. All expenses incurred in connection with the administration of the Plan shall be paid by the Company.

4. ELIGIBILITY

Any employee of the Company or the Subsidiaries is eligible to participate in an Offering Period (as hereinafter defined) under the Plan except the following:

(a)	employees who are not employed by the Company or Subsidiaries on the first (1st) day of the month before the beginning of such Offering Period;

(b)	employees who are customarily employed for less than 30 hours per week;

(c)	employees who are customarily employed for less than 5 months in a calendar year;

(d)	employees who, together with any other person whose shares would be attributed to such employee pursuant to Section 424(d) of the Code, own shares or hold options to acquire ordinary shares or who, as a result of being granted an option under the Plan with respect to such Offering Period, would own shares or hold options to acquire shares possessing 5 percent or more of the total combined voting power or value of all classes of stock or shares of the Company or any of its Subsidiaries.

5. OFFERING PERIODS

The Offering Periods of the Plan (the “Offering Period”) shall be of six months duration commencing on the dates determined by the Committee. Payroll deductions of each participant are accumulated under the Plan during the Offering Periods. The first business day of each Offering Period is referred to as the “Offering Date”. The last business day of each Offering Period is referred to as the “Purchase Date”. The Board shall have the power to change the duration of Offering Periods with respect to future offerings without shareholder approval if such change is announced prior to the scheduled beginning of the first Offering Period to be affected.

6. PARTICIPATION IN THE PLAN

Eligible employees may become participants in an Offering Period under the Plan on the first Offering Date after satisfying the eligibility requirements by delivering an enrollment form to the Company’s or Subsidiary’s (whichever employs such employee) payroll department (the “Payroll Department”) not later than ten (10) days prior to such Offering Date unless a later time for filing the enrollment form authorizing payroll deductions is set by the Board for all eligible employees with respect to a given Offering Period. An eligible employee who does not deliver an enrollment form to the Payroll Department by such date after becoming eligible to participate in such Offering Period shall not participate in that Offering Period or any subsequent Offering Period unless such employee enrolls in the Plan by filing an enrollment form with the Payroll Department not later than ten (10) days prior to such subsequent Offering Date. Once an employee becomes a participant in an Offering Period, such employee will automatically participate in the Offering Period commencing immediately following the last day of the prior Offering Period unless the employee withdraws from the Plan or terminates further participation in the Offering Period as set forth in Section 11 below. Such participant is not required to file any additional forms to continue participation in the Plan.

7. GRANT OF OPTION ON ENROLLMENT

Enrollment by an eligible employee in the Plan with respect to an Offering Period will constitute the grant (as of the Offering Date) by the Company to such employee of an option to acquire on the Purchase Date up to that number of ordinary shares of the Company determined by dividing the amount accumulated in such employee’s payroll deduction account during such Offering Period, and if applicable, as converted into Pounds Sterling at the Conversion Rate (as defined in Section 9(g)) on the Purchase Date, by the lower of (i) eighty-five percent (85%) of the fair market value of an ordinary share of the Company on the Offering Date or (ii) eighty-five percent (85%) of the fair market value of an ordinary share of the Company on the Purchase Date; provided, however, that the number of ordinary shares of the Company subject to any option granted pursuant to this Plan shall not exceed the lesser of the maximum number of shares permitted under Sections 10(b) or 10(c) below with respect to the applicable Offering Period. Fair market value of an ordinary share of the Company shall be determined as provided in Section 8 hereof.

8. PURCHASE PRICE

The purchase price of shares acquired pursuant to this Plan shall be payable in Pounds Sterling. The purchase price per share at which a share will be issued in any Offering Period shall be 85 percent of the lesser of:

(a)	The fair market value on the Offering Date; or

(b)	The fair market value on the Purchase Date.

Notwithstanding the foregoing, the purchase price per ordinary share shall not in any circumstances be less than the par value of an ordinary share. For purposes of the Plan, the term “fair market value” on a given date shall mean the fair market value of an ordinary share of the Company determined as the closing price of a share on the day prior to the Offering Date or the Purchase Date as quoted in Pounds Sterling on the Official List of The London Stock Exchange Ltd. or if no such reported sale takes place on such date, the closing price as quoted in Pounds Sterling on the next preceding trading date on which a reported sale occurred.

9. PAYMENT OF PURCHASE PRICE; CHANGES IN PAYROLL DEDUCTIONS; ISSUE OF SHARES

(a)	The purchase price of the shares is accumulated by regular payroll deductions made during each Offering Period. The deductions are made as a percentage of the participant’s compensation (at the start of the Offering Period) in one percent increments not less than 2 percent nor greater than 10 percent, not to exceed the limits from time to time imposed by the Code. Compensation for U.S. employees shall mean base salary and commissions; provided, however, that for purposes of determining a participant’s compensation, any election by such participant to reduce his or her regular cash remuneration under Sections 125 or 401(k) of the Code shall be treated as if the participant did not make such election. Compensation for non-U.S. employees shall mean annual base salary and commissions. Payroll deductions shall commence on the first payday following the Offering Date and shall continue to the end of the Offering Period unless sooner altered or terminated as provided in the Plan.

(b)	A participant may lower (but not increase) the rate of payroll deductions during an Offering Period by filing with the Payroll Department a new authorization for payroll deductions, in which case the new rate shall become effective for the next payroll period commencing more than 15 days after the Payroll Department’s receipt of the authorization and shall continue for the remainder of the Offering Period unless changed as described below. Such change in the rate of payroll deductions may be made at any time during an Offering Period, but not more than one change may be made effective during any Offering Period. A participant may increase or decrease the rate of payroll deductions for any subsequent Offering Period by filing with the Payroll Department a new authorization for payroll deductions not later than ten (10) days prior to the beginning of such subsequent Offering Period.

(c)	All payroll deductions made for a participant are credited to his or her account under the Plan and are deposited with the general funds of the Company. No interest accrues on the payroll deductions. All payroll deductions received or held by the Company may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

(d)	On each Purchase Date, so long as the Plan remains in effect and provided that the participant has not submitted a signed and completed withdrawal form before that date, as set forth in Section 11 below, which notifies the Company that the participant wishes to withdraw from that Offering Period under the Plan and have all payroll deductions accumulated in the account maintained on behalf of the participant as of that date returned to the participant, the Company shall apply the funds then in the participant’s account (if applicable, as converted to Pounds Sterling at the Conversion Rate on the Purchase Date) for the acquisition of a whole number of ordinary shares reserved under the option granted to such participant with respect to the Offering Period to the extent that such option is exercisable on the Purchase Date. The purchase price per share shall be as specified in Section 8 of the Plan. Any cash remaining in a participant’s account after such purchase of ordinary shares shall be refunded to such participant in cash, without interest; provided, however, that any amount remaining in such participant’s account on a Purchase Date which is less than the amount necessary to purchase a single ordinary share shall be carried forward, without interest, into the next Offering Period. In the event that the Plan has been oversubscribed, all funds not used to purchase ordinary shares on the Purchase Date shall be returned to the participant, without interest. No ordinary shares shall be purchased on a Purchase Date on behalf of any employee whose participation in the Plan has terminated prior to such Purchase Date.

(e)	As promptly as practicable after the Purchase Date, the Company shall arrange the delivery to each participant of a certificate representing the shares issued upon exercise of his option, subject to the payment of any stamp duty in respect of such acquisition.

(f)	During a participant’s lifetime, such participant’s option to acquire shares hereunder is exercisable only by him or her. The participant will have no interest or voting right in shares covered by his or her option until such option has been exercised. Shares to be transferred and delivered to a participant under the Plan will be registered in the name of the participant or in the name of the participant and his or her spouse.

(g)	“Conversion Rate” means the U.S. Federal Reserve Noon Buying Rate for purposes of converting listed currencies other than Pounds Sterling into Pounds Sterling.

10. LIMITATIONS ON SHARES TO BE PURCHASED

(a)	In accordance with the requirements set forth in Section 423 of the Code, for each calendar year in which the employee participates in the Plan no employee shall be entitled to acquire shares under the Plan at a rate which, when aggregated with his or her rights to acquire shares under all other employee stock purchase plans of the Company or any Subsidiary, exceeds twenty five thousand U.S. Dollars worth of ordinary shares calculated with reference to the fair market value of such shares determined as of the Offering Date or such other limit as may be imposed by the Code. So as to avoid any confusion with respect to such limitation, as the Plan provides for the purchase of shares in an amount no greater than 85% of the fair market value of an ordinary share on the Offering Date, an employee may not elect to have payroll deductions applied to the purchase of shares under the Plan in excess of twenty one thousand two hundred fifty U.S. Dollars per calendar year and such amount shall be reduced in the event that the fair market value of an ordinary share on the Purchase Date is less than the fair market value of an ordinary share on the Offering Date.

(b)	No employee shall be entitled to acquire, on any Purchase Date, more than twice the number of shares he or she would have been eligible to purchase if the fair market value of a share on the Purchase Date was the same as the fair market value of a share on the Offering Date.

(c)	No employee shall be entitled to acquire more than the Maximum Share Amount (as defined below) on any single Purchase Date. Not less than thirty days prior to the commencement of any Offering Period, the Committee may, in its sole discretion, set a maximum number of shares which may be acquired by any employee at any single Purchase Date (hereinafter the “Maximum Share Amount”). In no event shall the Maximum Share Amount exceed the amounts permitted under Section 10(b) above. If a new Maximum Share Amount is set, then all participants must be notified of such Maximum Share Amount prior to the commencement of the next Offering Period. Once the Maximum Share Amount is set, it shall continue to apply with respect to all succeeding Purchase Dates and Offering Periods unless revised by the Committee as set forth above.

(d)	If the number of shares to be acquired on a Purchase Date by all employees participating in the Plan exceeds the number of shares then available for issue under the Plan, the Company will make a pro rata allocation of the remaining shares in as uniform a manner as shall be practicable and as the Committee shall determine to be equitable. In such event, the Company shall give written notice of such reduction of the number of shares to be acquired under a participant’s option to each participant affected thereby.

(e)	Any payroll deductions accumulated in a participant’s account which are not used to acquire ordinary shares due to the limitations in this Section 10 shall be returned to the participant as soon as practicable after the end of the Offering Period, without interest.

11. WITHDRAWAL

(a)	Each participant may withdraw from an Offering Period under the Plan by signing and delivering to the Payroll Department a notice on a form provided for such purpose. Such withdrawal may be elected at any time at least 15 days prior to the end of an Offering Period.

(b)	Upon withdrawal from the Plan, the accumulated payroll deductions shall be returned to the withdrawn participant, without interest, and his or her interest in the Plan shall terminate. In the event a participant voluntarily elects to withdraw from the Plan, he or she may not resume his or her participation in the Plan during the same Offering Period, but he or she may participate in any Offering Period under the Plan which commences on a date subsequent to such withdrawal by filing a new authorization for payroll deductions in the same manner as set forth in Section 6 above for initial participation in the Plan.

12. TERMINATION OF EMPLOYMENT

Termination of a participant’s employment for any reason, including retirement, death or the failure of a participant to remain an eligible employee, immediately terminates his or her participation in the Plan. In such event, the payroll deductions credited to the participant’s account will be returned to him or her or, in the case of his or her death, to his or her legal representative, without interest. For purposes of this Section 12, an employee will not be deemed to have terminated employment or failed to remain in the continuous employ of the Company in the case of sick leave, military leave, or any other leave of absence approved by the Board; provided that such leave is for a period of not more than ninety (90) days or reemployment upon the expiration of such leave is guaranteed by contract or statute.

13. RETURN OF PAYROLL DEDUCTIONS

In the event a participant’s interest in the Plan is terminated by withdrawal, termination of employment or otherwise, or in the event the Plan is terminated by the Board, the Company shall promptly deliver to the participant all payroll deductions credited to his account. No interest shall accrue on the payroll deductions of a participant in the Plan.

14. CAPITAL CHANGES

Subject to any required action by the shareholders of the Company, the number of ordinary shares covered by each option under the Plan which has not yet been exercised and the number of ordinary shares which have been authorized for issue under the Plan but have not yet been placed under option (collectively, the “Reserves”), as well as the price per ordinary share covered by each option under the Plan which has not yet been exercised, shall be proportionately adjusted (subject where shares are being provided by the Company’s Employee Benefit Trust (“the Trust”) to the consent of the Trustees of the Trust) for any increase or decrease in the number of issued ordinary shares resulting from any consolidation or subdivision of ordinary shares of the Company, or any bonus or other capitalization issue of ordinary shares or any other increase or decrease in the number of issued ordinary shares effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Board, (subject where shares are being provided by the Trust to the consent of the Trustees of the Trust) whose determination shall be final, binding and conclusive. Except as expressly provided herein, no issue by the Company of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of ordinary shares subject to an option.

In the event of the proposed dissolution or liquidation of the Company, the Offering Period will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board. The Board may, in the exercise of its sole discretion in such instances, declare that the options under the Plan shall terminate as of a date fixed by the Board and give each participant the right to purchase such number of whole ordinary shares of the Company determined by dividing the amount accumulated in such employee’s payroll deduction account by the fair market value of a share on the date fixed by the Board. In the event of a proposed sale of all or substantially all of the assets of the Company, or the sale of the entire share capital of the Company to another corporation, (whether for consideration in cash or in the form of securities of any kind) (a “merger”), each option under the Plan shall be assumed or an equivalent option shall be substituted by the purchasing corporation or a parent or subsidiary of such purchasing corporation, unless the Board determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, that the participant shall have the right to exercise the option to purchase such number of whole ordinary shares of the Company determined by dividing the amount accumulated in such employee’s payroll deduction account by the fair market value of a share on the date fixed by the Board. If the Board makes an option exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Board shall notify the participant at least twenty (20) days prior to the date the shares are to be purchased, and the Plan will terminate immediately following such purchase.

The Board may, if it so determines in the exercise of its sole discretion, also make provision for adjusting the Reserves, as well as the price per ordinary share comprised in each outstanding option, in the event that the Company effects one or more reorganisations, recapitalizations, rights offerings or other increases or reductions of share capital, or in the event of a merger.

15. NONASSIGNABILITY

Neither payroll deductions credited to a participant’s account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 22 hereof) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect.

16. REPORTS

Individual accounts will be maintained for each participant in the Plan. Each participant shall receive promptly after the end of each Offering Period a report of his or her account setting forth the total payroll deductions accumulated (and if applicable, the Conversion Rate (as defined in Section 9(g)) at which such participant’s payroll deductions were converted into Pounds Sterling), the number of shares acquired, the per share price thereof and the remaining cash balance, if any, carried forward to the next Offering Period.

17. NOTICE OF DISPOSITION

Each participant shall notify the Company if the participant disposes of any of the shares acquired in any Offering Period pursuant to this Plan if such disposition occurs within two years from the Offering Date or within one year from the Purchase Date on which such shares were acquired (the “Notice Period”). Unless such participant is disposing of any of such shares during the Notice Period, such participant shall keep the certificates representing such shares in his or her name (and not in the name of a nominee) during the Notice Period. The Company may, at any time during the Notice Period, place a legend or legends on any certificate representing shares acquired pursuant to the Plan requesting the Company’s transfer agent to notify the Company of any transfer of the shares. The obligation of the participant to provide such notice shall continue notwithstanding the placement of any such legend on the certificates.

18. NO RIGHTS TO CONTINUED EMPLOYMENT

(a)	Neither this Plan nor the grant of any option hereunder shall confer any right on any employee to remain in the employ of the Company or any Subsidiary, or restrict the right of the Company or any Subsidiary to terminate such employee’s employment.

(b)	In the event that any person holding an option under the Plan ceases to be employed by the Company or a Subsidiary for whatever reason, he shall have no right to any compensation in respect of the loss of his right to receive shares under this Plan.

19. EQUAL RIGHTS AND PRIVILEGES

All eligible employees shall have equal rights and privileges with respect to the Plan so that the Plan qualifies as an “employee stock purchase plan” within the meaning of Section 423 or any successor provision of the Code and the related regulations. Any provision of the Plan which is inconsistent with Section 423 or any successor provision of the Code shall, without further act or amendment by the Company or the Board, be reformed to comply with the requirements of Section 423. This Section 19 shall take precedence over all other provisions in the Plan.

20. NOTICES

All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

21. TERM; SHAREHOLDER APPROVAL

This Plan shall become effective on the date the Plan is adopted and approved by the shareholders of the Company which shall be in any manner permitted by applicable corporate law. No acquisition of shares pursuant to the Plan shall occur prior to such shareholder approval. The Plan shall continue until the earlier to occur of termination by the Board, issue of all of the ordinary shares reserved for issue under the Plan, or ten (10) years from the adoption of the Plan by the Board.

22. DESIGNATION OF BENEFICIARY

(a)	A participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the participant’s account under the Plan in the event of such participant’s death subsequent to the end of an Offering Period but prior to delivery to him of such shares and cash. In addition, a participant may file a written designation of a beneficiary who is to receive any cash from the participant’s account under the Plan in the event of such participant’s death prior to a Purchase Date.

(b)	Such designation of beneficiary may be changed by the participant at any time by written notice. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant’s death, the Company shall deliver such shares or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

23. CONDITIONS UPON ACQUISITION OF SHARES; LIMITATION ON SALE OF SHARES

(a)	Shares shall not be acquired by a participant with respect to an option unless the exercise of such option and the transfer and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

(b)	Where the Company or any of its Subsidiaries or the Trust is obliged to account for tax or national insurance contributions for which a participant is liable, by virtue of the acquisition of shares under this Plan and none of the Company or any of its Subsidiaries or the Trust:

(i)	is able to withhold the appropriate amount of tax or national insurance from the participant’s remuneration; or

(ii)	has received a payment from the participant of a corresponding amount, then the Company or its Subsidiary or the Trust, as the case may be, shall be entitled to discharge such liability by selling such number of shares of those the participant is entitled to acquire to satisfy the minimum required amount of tax and transferring the balance, if any, of those shares to the Participant.

24. AMENDMENT OR EXTENSION OF THE PLAN

The Board may at any time amend or extend the term of the Plan, provided that no amendment shall be made without the prior approval of the shareholders of the Company in general meeting, except for: (a) minor amendments to benefit the administration of the Plan; (b) alternations or additions that are necessary or desirable in order to comply with the laws and regulations in the United Kingdom or the United States of America or to obtain or maintain approval of the Plan from any government or other regulatory or advisory body whether in the United Kingdom, the United States of America or elsewhere, provided that any such alteration or addition shall not affect the basic principles of the plan; or (c) alterations or additions to ensure and maintain treatment of the Plan as an employee stock purchase plan under Code Section 423. No amendment may make any change in an option previously granted which would adversely affect the right of any participant. In accordance with Code Section 423, no amendment may be made by the Board without approval of the shareholders of the Company within 12 months of the adoption of such amendment if such amendment would either increase the number of shares that may be issued under the Plan or change the designation of the employees (or class of employees) eligible for participation in the Plan.

25. GOVERNING LAW

The Plan and all agreements, documents and instruments entered into pursuant to the Plan shall be governed by and construed in accordance with the internal laws of the State of California, excluding that body of law pertaining to conflict of laws.